Exhibit 99.4

Consent to be Named as a Director

In connection with the filing by Fifth Wall Acquisition Corp. III of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Fifth Wall Acquisition Corp. III following the consummation of the business combination, which will be renamed Mobile Infrastructure Corporation. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: January 13, 2023

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue